UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  May 29, 2018

STOCK YARDS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	1-13661	61-1137529
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Succession

Stock Yards Bancorp, Inc. (the “Company”) issued a press release on May 29, 2018, announcing David P. Heintzman’s upcoming retirement and the Company’s decisions regarding succession in its executive leadership.

David P. Heintzman, Chairman and Chief Executive Officer of the Company, entered into a Transition Agreement on May 29, 2018 with the Company under which he will retire as Chief Executive Officer of the Company effective September 30, 2018. He will serve as executive Chairman of the Company’s Board until the end of 2018. Thereafter, he will remain on the Company’s Board of Directors as its non-executive Chairman.

The Company also announced on May 29, 2018 that, effective October 1, 2018, James A. Hillebrand, now the Company’s President, will assume the position of Chief Executive Officer, and Philip S. Poindexter, who now serves as an Executive Vice President and Chief Lending Officer, will become the Company’s President. Each executive will hold those same offices at the Company’s subsidiary, Stock Yards Bank & Trust Company (the “Bank”), as well.

Mr. Heintzman, age 59, was appointed Chairman and Chief Executive Officer in January 2005. Prior thereto, he served as President of the Company and the Bank since 1992. Mr. Heintzman joined the Bank in 1985.

Mr. Hillebrand, age 49, was appointed President in July 2008. Prior thereto, he served as Executive Vice President and Director of Private Banking of the Bank since 2005. From 2000 to 2004, he served as Senior Vice President of Private Banking. Mr. Hillebrand joined the Bank in 1996.

Mr. Poindexter, age 52, was appointed Chief Lending Officer in July 2008. Prior thereto, he served as Executive Vice President and Director of Commercial Banking. Mr. Poindexter joined the Bank in 2004.

Neither Mr. Hillebrand nor Mr. Poindexter has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Changes in Compensation and Cash Incentive Potential for Messrs. Hillebrand and Poindexter

In connection with their promotions, Messrs. Hillebrand and Poindexter will receive an increase in their base salaries effective October 1, 2018, from $412,000 to $540,000 for Mr. Hillebrand and from $309,000 to $385,000 for Mr. Poindexter. Annual cash incentives for each will also be adjusted at the promotion date to levels previously established for the roles they are assuming. The previous incentive scale--which included different percentages of base salary at different levels of achievement of pre-determined goals--will be applied to their pre-promotion salary, and the new, higher incentive scale will be applied to their new base salary, then the actual 2018 bonus will be determined based on 75/25 weighting of the two amounts. The performance metrics that apply for each executive for 2018 will not be changed.

Mr. Hillebrand’s annual cash incentive at target was approved by the Company earlier in 2018 to be 40% of his salary as in effect for the first nine months of 2018; his incentive at target will be 50% with respect to his increased salary in effect for the last quarter of 2018, with corresponding changes in the percentages at performance above or below target. So, for example, assuming the Company achieves a target level of performance in 2018, Mr. Hillebrand’s annual cash incentive would be 75% of his current base salary times his current 40% target annual incentive amount, plus 25% of his new base salary times a new 50% target incentive amount: (75% x $412,000 x 40%) + (25% x $540,000 x 50%) = $191,100.

Mr. Poindexter’s target annual cash incentive will change from a total of 35% (the aggregate based on both his line of business and overall Company performance goals) to a 40% target level, with corresponding changes in the percentages at performance above or below target. His 2018 total annual cash incentive will never be less than it would have been had the promotion not occurred, but otherwise will be determined in a similar manner to the example above for Mr. Hillebrand.

As in prior periods, the actual cash incentives paid will be determined by the Compensation Committee of the Company based on the extent to which the performance metrics established in early 2018 are achieved or exceeded and may be more or less than the target amount (subject to a threshold and maximum level as previously approved for each position).

Heintzman Transition Agreement

Mr. Heintzman and the Company, along with the Bank, entered into an Executive Transition Agreement (the “Transition Agreement”) on May 29, 2018. Pursuant to the terms of the Transition Agreement, Mr. Heintzman will cease his role as Chief Executive Officer (“CEO”) effective September 30, 2018, but will continue as an executive and Chairman of the Company from that date through the end of 2018.

Under the Transition Agreement, Mr. Heintzman will immediately begin to share more information and guidance about his CEO role with Mr. Hillebrand. The Company intends to amend its bylaws and related governance documents on or before September 30 to separate the duties of the Company’s CEO from those of the Chairman of the Board, allowing for Mr. Heintzman to serve as an executive and Chairman for the last quarter of 2018. In that last quarter, he will be expected to devote 20%-30% of his time to the affairs of the Company and the Bank, with his primary focus during that period to be on assisting Mr. Hillebrand and other executive officers to transition to their new roles.

Mr. Heintzman’s base compensation will decline to an effective annual rate of $200,000 on October 1, 2018 as a result of his shift in duties and reduced time to be devoted to the business for that last quarter. The Transition Agreement provides that any annual cash bonus payable to Mr. Heintzman in 2019 for 2018 performance will be a percentage of his current base salary rate, rather than his reduced base salary as of the last quarter of 2018; as in the past, the percentage of salary paid will be determined by the Compensation Committee of the Company’s Board of Directors based on its assessment of the extent to which previously-established performance goals have been achieved.

After 2018, Mr. Heintzman will no longer serve as an executive officer of the Company, but instead will hold the position of Chairman of the Board of Directors. Under the Transition Agreement, he has agreed to make himself available, on average, one day per week, in addition to the time he must devote to planning, preparing for and participating in Board and Board committee meetings. In exchange for this anticipated additional effort, Mr. Heintzman will be paid an additional Board fee of $200,000 per year in 2019 and 2020, in addition to the normal Board retainer, equity awards and meeting fees payable to members of the Company’s Board of Directors generally.

The Transition Agreement also details how Mr. Heintzman’s change in roles impacts his rights under various equity awards and benefit plans and agreements with the Company. In general, these equity awards already provide that service-based vesting and the period for exercise of stock appreciation rights will continue, and that payment will be made in stock at the end of designated performance cycles based on the extent to which Company financial metrics are achieved for performance stock units, as long as the holder of the award continues in service as either a Board member or an executive.

Mr. Heintzman’s Change in Control Severance Agreement will be terminated effective December 31, 2018 when he retires.

The foregoing is only a summary of certain terms of the Transition Agreement, which is qualified in its entirety by Exhibit 10.1, incorporated by reference herein.

Poindexter Amended and Restated Change in Control Severance Agreement

On May 29, 2018, the Company entered into an Amended and Restated Change in Control Severance Agreement with Mr. Poindexter (the “Change in Control Agreement”), which will be effective on October 1, 2018 when he assumes the office of President of the Company.

The Change in Control Agreement is amended to be essentially identical to the ones now in effect for other named executive officers of the Company. The change increases the severance Mr. Poindexter will be paid if the agreement’s conditions are met from two to three times his base salary and historical bonus and extends the period in which he can remain enrolled in the company’s health plan to three years as well. The Change in Control Agreement also adds an 18-month noncompetition covenant and extends from 12 months to 18 months a restriction on Mr. Poindexter’s ability to solicit customers or employees of the Bank, after any separation from service. Severance is payable under this agreement only if Mr. Poindexter’s employment is terminated either by the Bank for a reason other than cause, or by him for “good reason” within a fixed period after a change in control occurs, and only if he timely signs a release of claims. “Good reason” is modified in the Change in Control Agreement to correlate with changes in Mr. Poindexter’s new duties as the Company’s President.

The foregoing is only a summary of certain terms of the Change in Control Agreement, which is qualified in its entirety by Exhibit 10.2, incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On May 29, 2018, the Company issued a press release announcing Mr. Heintzman’s upcoming retirement and the Company’s appointment of Messrs. Hillebrand and Poindexter to their new positions. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

10.1 Executive Transition Agreement between Stock Yards Bank & Trust Company, Stock Yards Bancorp, Inc. and David P. Heintzman, dated May 29, 2018

10.2 Amended and Restated Change in Control Severance Agreement, dated May 29, 2018 but effective October 1, 2018, between Stock Yards Bank & Trust Company and Philip S. Poindexter

99.1 Press Release dated May 29, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	May 29, 2018	STOCK YARDS BANCORP, INC.

		By:	/s/ Nancy B. Davis
Nancy B. Davis, Executive Vice
President, Treasurer and Chief
Financial Officer